Exhibit 10.6
TRANSITIONAL TRADEMARK CROSS-LICENSE AGREEMENT
This TRANSITIONAL TRADEMARK CROSS-LICENSE AGREEMENT, dated as of March 1, 2026 (the “Agreement”) is entered into by and between Medtronic Group Holding, Inc., a Minnesota corporation (“Medtronic” and Kangaroo US HoldCo 2, Inc., (prior to the SplitCo Merger (as defined below), “SplitCo” and, following the SplitCo Merger, (“Initial SplitCo Party”)), which on or before the Separation Date shall be merged with and into MiniMed Group, Inc., a Delaware corporation (“SplitCo Parent” whether prior to or following the SplitCo Merger), and, following the SplitCo Merger, (“SplitCo”) with SplitCo Parent surviving such merger (the “SplitCo Merger”) and continuing as “SplitCo” hereunder). Medtronic and SplitCo are collectively referred to herein as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, in connection with the Separation Agreement, dated as of March 1, 2026, by and between SplitCo and Medtronic (the “Separation Agreement”), (a) Medtronic and its shareholders determined that it is desirable and appropriate to transfer certain assets and liabilities to SplitCo and for SplitCo to conduct and operate the SplitCo Business, and (b) Medtronic will conduct and operate the Medtronic Business;
WHEREAS, this Agreement is an Ancillary Agreement pursuant to the Separation Agreement; and
WHEREAS, in connection with the transactions contemplated by the Separation Agreement, Medtronic Licensors (as defined below) wish to grant to SplitCo and the other members of the SplitCo Group (in such capacity, the “SplitCo Licensees” a limited license under Licensed Medtronic Trademarks, and SplitCo Licensors (as defined below) wish to grant to Medtronic and each of the other members of the Medtronic Group (in such capacity, the “Medtronic Licensees, a limited license under the Licensed SplitCo Trademarks, in each case, as and to the extent set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise; provided, however, that for purposes of this Agreement, (a) SplitCo and the other members of the SplitCo Group shall not be considered Affiliates of Medtronic or any of the other members of the Medtronic Group and (b) Medtronic and the other members of the Medtronic Group shall not be considered Affiliates of SplitCo or any of the other members of the SplitCo Group.
    “Ancillary Agreements” means the TSA, the TMA, the EMA, the Trademark Related Agreements, the Supply Agreement, the R&D Services Agreement, Net Economic Benefit Agreement, Undisclosed Agency Agreement, and any Conveyancing and Assumption Instruments or other agreements executed by a member of the Medtronic Group, on the one hand, and a member of the SplitCo Group, on the other hand, in connection with the implementation of the transactions contemplated by the Separation Agreement.
    “Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.
“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.
“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with the following, whether registered or unregistered: (a) patents, patent applications, statutory invention registrations, registered designs, utility models, and similar or equivalent rights in inventions and designs and all reissues, reexaminations, divisionals, continuations, and extensions of, and counterparts thereof, with respect to any of the foregoing (“Patents”), (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin, and the goodwill associated therewith (“Trademarks”), (c) rights in domain names and uniform resource locators, social media identifiers and accounts, and other names and locators associated with Internet addresses and sites (“Domain Name”), (d) copyrights and any other equivalent rights in works of authorship (including databases as works of authorship) (“Copyrights”), (e) Trade Secrets (as defined in the Separation Agreement), (f) rights in Software (as defined in the Separation Agreement), and (g) other similar or equivalent intellectual property rights.
“Licensed Medtronic Trademarks” means the Trademarks set forth on Exhibit A.
“Licensed SplitCo Trademarks” means the Trademarks set forth on Exhibit B.
“Licensed Trademarks” means the Licensed Medtronic Trademarks or the Licensed SplitCo Trademarks, as applicable.
“Licensee(s)” means the Medtronic Licensees or the SplitCo Licensees, as applicable, in their capacities as the licensees or grantees of the licenses or rights granted to them by the SplitCo Licensors or the Medtronic Licensors, as applicable, pursuant to Article 2.

“Licensor(s)” means the Medtronic Licensors or the SplitCo Licensors, as applicable, in their capacities as the licensors or grantors of any licenses or rights granted by them to the SplitCo Licensees or the Medtronic Licensees, as applicable, pursuant to Article 2.
“Medtronic Business” means the business and operations conducted (including business and operations not yet commercialized) by Medtronic and its Subsidiaries other than the SplitCo Business.
“Medtronic Group” means Medtronic and each of its Subsidiaries, but excluding any member of the SplitCo Group and the SplitCo Group Entities.
“Medtronic Licensors” means Medtronic and its Affiliates.
“Parties” and “Party” have the meaning assigned in the preamble hereto.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.
“Separation Date” means the date on which the Initial Public Offering (as defined in the Separation Agreement) closes or in such other manner or on such other date as Medtronic and SplitCo may mutually agree upon in writing.
“SplitCo Business” means the business and operations constituting Medtronic’s Diabetes operating unit (as further described in the IPO Registration Statement), including the brands and product lines (i) sold by such segment as of or prior to the Separation Date or (ii) otherwise set forth on Schedule V (as listed in the Separation Agreement). Notwithstanding the foregoing, the brands and product lines of all Medtronic operating units and businesses other than the Diabetes operating unit shall be deemed part of the Medtronic Business, and not part of the SplitCo Business.
“SplitCo Group” means (a) SplitCo, (b) each Person that will be a Subsidiary of SplitCo immediately after the Separation Date, including the entities set forth on Schedule III under the caption “Subsidiaries” (as listed in the Separation Agreement) and (c) each Person that becomes a Subsidiary of SplitCo after the Separation Date, including in each case any Person that is merged or consolidated with or into SplitCo or any Subsidiary of SplitCo, including as part of the Internal Transactions (as defined in the Separation Agreement).
“SplitCo Group Entities” means the entities, the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule III under the captions “Joint Ventures” and “Minority Investments” (as listed in the Separation Agreement).
“SplitCo Licensor” means SplitCo and its Affiliates.
“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Third Party” means a Person other than Medtronic Licensors, Splitco Licensors or any of their respective Affiliates immediately following the Separation Date.
ARTICLE 2
LICENSE GRANTS
Section 2.1.    License Grant from Medtronic to SplitCo.
(a)    Subject to the terms and conditions of this Agreement, Medtronic Licensors hereby grant to SplitCo Licensees a non-exclusive, non-sublicensable (except as set forth in Section 2.1(b)), non-assignable (except as set forth in Section 6.2), royalty-free, fully paid up worldwide license, to use the Licensed Medtronic Trademarks as such Licensed Medtronic Trademarks were used as of the Separation Date in the SplitCo Business (including any proposed uses in progress at the Separation Date that cannot be suspended without significant cost) and for the time periods set forth in Article 5 herein.
(b)    Any SplitCo Licensee may sublicense any of the rights granted to it pursuant to Section 2.1(a) and Section 2.3 to its Affiliates; provided any such sublicense must be bound in writing and contain terms and conditions no less restrictive on the sublicensee and no less protective of the Licensed Medtronic Trademarks than those contained in this Agreement. SplitCo will ensure that each of its sublicensees complies with the terms of its sublicense, and any act or omission of any sublicensee of SplitCo shall be deemed an act or omission of SplitCo and SplitCo shall be responsible and liable for any breach of this Agreement by any of its sublicensees.
(c)    SplitCo Licensees may grant permissions (not sublicenses), subject to the restrictions, limitation and obligations of the rights granted under this Section 2.1 and Section 2.3 to their customers, suppliers, and distributors to make limited use, during the Term, of the Licensed Medtronic Trademarks to designate the source of the Licensed Products in the ordinary course of business.
(d)    Medtronic shall have the right to exercise reasonable quality control over the use of the Licensed Medtronic Trademarks by the SplitCo Licensees as reasonably required to maintain the validity and enforceability of the Licensed Medtronic Trademarks and to protect the goodwill associated therewith, provided that the Parties acknowledge and agree that continued use of the Licensed Medtronic Trademarks consistent with the use thereof prior to the Separation Date shall constitute an acceptable degree of quality with respect to such use. Any and all goodwill generated by the use of the Licensed Medtronic Trademarks under this Section 2.1 and Section 2.3 shall inure solely to the benefit of Medtronic Licensors.
(e)    SplitCo shall, as part of its Exit Plan under Section 2.07 of the Transitional Services Agreement for Regulatory Services, outline its plan for the submission (and associated timing) of all documents that are necessary with any relevant Governmental Authority to change the corporate, entity and business names and trade names of any applicable member of the SplitCo Group whose name contains any of the Licensed Medtronic Trademarks. Any changed names of SplitCo should not include any of the Licensed Medtronic Trademarks or any Trademark that is confusingly similar thereto or dilutive thereof.
Section 2.2.    License Grant from SplitCo to Medtronic.
(a)    Subject to the terms and conditions of this Agreement, SplitCo Licensors hereby grant to the Medtronic Licensees a non-exclusive, non-sublicensable (except as set forth in Section 2.2(b)), non-assignable (except as set forth in Section 6.2), royalty-free, fully paid-up worldwide license, to use the Licensed SplitCo Trademarks as such Licensed SplitCo Trademarks were used as of the Separation Date in the Medtronic Business (including any proposed uses in progress at the Separation Date that cannot be suspended without significant cost) and for the time periods set forth in Article 5 herein.
(b)    Any Medtronic Licensee may sublicense any of the rights granted to it pursuant to Section 2.1(a) and Section 2.3 to its Affiliates; provided any such sublicense must be bound in writing and contain terms and conditions no less restrictive on the sublicensee and no less protective of the Licensed SplitCo Trademarks than those contained in this Agreement. Medtronic will ensure that each of its sublicensees complies with the terms of its sublicense, and any act or omission of any sublicensee of Medtronic shall be deemed an act or omission of Medtronic and Medtronic shall be responsible and liable for any breach of this Agreement by any of its sublicensees.
(c)    Medtronic Licensees may grant permissions (not sublicenses), subject to the restrictions, limitation and obligations of the rights granted under this Section 2.1 and Section 2.3 to their customers, suppliers, and distributors to make limited use, during the Term, of the Licensed SplitCo Trademarks to designate the source of the Licensed Products in the ordinary course of business.
(d)    SplitCo Licensors shall have the right to exercise reasonable quality control over the use of the Licensed SplitCo Trademarks by the Medtronic Licensees as reasonably required to maintain the validity and enforceability of the Licensed SplitCo Trademarks and to protect the goodwill associated therewith, provided that the Parties acknowledge and agree that continued use of the Licensed SplitCo Trademarks consistent with the use thereof prior to the Separation Date shall constitute an acceptable degree of quality with respect to such use. Any and all goodwill generated by the use of the Licensed SplitCo Trademarks under this Section 2.2 and Section 2.3 shall inure solely to the benefit of SplitCo or the applicable member of the SplitCo Group.
Section 2.3.    Mutual Grant of Limited Trademark Licenses For Providing Services. Each Party hereby grants to the other Party a limited, non-exclusive, royalty free, fully paid-up, non-sublicensable (except as set forth in Section 2.1(b) and Section 2.2(b), as applicable), non-transferable (other than pursuant to Section 6.2), worldwide license under the Licensed Medtronic Trademarks or Licensed SplitCo Trademarks, as applicable, solely to the extent reasonably necessary to perform the services under the applicable Ancillary Agreements in a form and manner, and with standards of quality, substantially consistent with past practice of the use of the Licensed Medtronic Trademarks or Licensed SplitCo Trademarks, as applicable. Each Licensor shall have the right to exercise reasonable quality control over the use of the Licensed Medtronic Trademarks by the SplitCo Licensees, or the use of the Licensed SplitCo Trademarks by the Medtronic Licensees, as applicable, as reasonably required to maintain the validity and enforceability of the Licensed Medtronic Trademarks or the Licensed SplitCo Trademarks to protect the goodwill associated therewith. Such limited licenses set forth in this Section 2.3 shall terminate upon the termination of such applicable Ancillary Agreement.
Section 2.4.    No Implied Restrictions or Licenses; Reservation of Rights. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property other than the rights expressly granted in this Agreement with respect to the Licensed Medtronic Trademarks or Licensed SplitCo Trademarks, as applicable. All rights not expressly granted in this Agreement are reserved by Licensors.
ARTICLE 3
LICENSED IP OWNERSHIP, MAINTENANCE AND ENFORCEMENT, USE OF LICENSED TRADEMARKS
Section 3.1.    Acknowledgement. Each Licensee hereby acknowledges that, as between the Parties, (i) a Medtronic Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Medtronic Trademarks and (ii) a SplitCo Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed SplitCo Trademarks.
Section 3.2.    Responsibility for Licensed IP. Each Licensor shall have the exclusive right (but not the obligation) to prepare, file, prosecute, issue, maintain, assign, dispose of, enforce, abandon and terminate the Licensed Medtronic Trademarks or Licensed SplitCo Trademarks, as applicable, at its sole discretion and expense. In the event such Licensor decides to take action against any infringement or threatened infringement or misappropriation of the Licensed Medtronic Trademarks or Licensed SplitCo Trademarks, as applicable, Licensee agrees to reasonably assist such Licensor in whatever manner Licensor directs, at the expense of such Licensor. Recovery of damages resulting from any such action shall be solely for the account of Licensor. Licensee will provide information reasonably requested by Licensor in any such action, including in connection with the calculation of damages.
Section 3.3.    Restrictions on Use. Each Licensee shall not use the Licensed Trademarks in a manner that could be detrimental to the value of, or goodwill symbolized by, the Licensed Trademarks or that is reasonably likely to injure, harm or reflect unfavorably on the reputation of Licensor or its Affiliates. Each Licensee shall not use the Licensed Trademarks in any manner that would tarnish or dilute them in any way and shall not use the Licensed Trademarks in a descriptive or generic manner. In no event shall Licensee use or register (or permit the use or registration of) the Licensed Trademarks, or any Trademark confusingly similar thereto, as part of a legal entity name or trade name or Domain Names (except as set forth in Section 5.1) or any other type of name or authorize others to do so or as part of any combination of marks, sub-branding or co-branding (e.g., Licensor/Licensee, Licensee/Licensor or any other combination of Licensor and Licensee), without the express written approval of Licensor.
ARTICLE 4
DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY; INDEMNIFICATION
Section 4.1.    Disclaimer of Warranties. NO EXPRESS OR IMPLIED WARRANTIES ARE GIVEN BY MEDTRONIC LICENSORS OR SPLITCO LICENSORS WITH RESPECT TO ANY LICENSED MEDTRONIC TRADEMARKS OR LICENSED SPLITCO TRADEMARKS OR ANY OTHER MATTER OR SUBJECT ARISING OUT OF THIS AGREEMENT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE, OR REGARDING THE VALIDITY, REGISTRABILITY, SCOPE, ENFORCEABILITY OR NON-INFRINGEMENT OF ANY TRADEMARKS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH LICENSEE ACKNOWLEDGES THAT THE LICENSES GRANTED IN THIS AGREEMENT AND THE LICENSED MEDTRONIC TRADEMARKS AND LICENSED SPLITCO TRADEMARKS ARE PROVIDED “AS IS.”
Section 4.2.    LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY WAY RELATED TO OR ARISING FROM THIS AGREEMENT OR THE LICENSED MEDTRONIC TRADEMARKS OR LICENSED SPLITCO TRADEMARKS, UNDER ANY THEORY OF LAW, INCLUDING, CONTRACT, TORT OR STRICT LIABILITY, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
Section 4.3.    Indemnification. The provisions of Article VI of the Separation Agreement shall govern any and all Liabilities or indemnification under or in connection with this Agreement.
ARTICLE 5
TERM
Section 5.1.    Term. The term of this Agreement shall commence on the Separation Date and continue for a period of five (5) years following the Separation Date (the “Term”). Notwithstanding the foregoing, the Parties agree that (i) the licenses granted in Section 2.3 shall terminate upon the termination of the applicable Ancillary Agreement and (ii) the following uses of the Licensed Medtronic Trademarks shall be limited to the time periods for use of the same, as described in detail below:
(a) Use of the Licensed Medtronic Trademarks on any internal and external product packaging and labels (including images of such product packaging and labels in other materials) shall terminate within four (4) years from the Separation Date. If at such termination date SplitCo continues to make such uses of the Licensed Medtronic Trademarks despite commercially reasonable efforts to terminate use (as certified in writing to Medtronic), this period shall be extended by additional one-year extensions from such termination (each one-year period subject to prior written certification), but, in any event, not to exceed five (5) years from the Separation Date.
(b) Use of the Licensed Medtronic Trademarks in the corporate name of any SplitCo legal entity (other than use on labels or other packaging and related product materials in use as of the Separation Date) shall terminate: within four (4) years from the Separation Date, or, where the name change for such legal entities occurs after the Separation Date, within one (1) year of such change of name. If at such termination date SplitCo continues to make such uses of the Licensed Medtronic Trademarks despite commercially reasonable efforts to terminate use (as certified in writing to Medtronic), this period shall be extended by additional one-year extensions from such termination (each one-year period subject to written certification), but, in any event not to exceed five (5) years from the Separation Date.
(c) Use of the Licensed Medtronic Trademarks in any stationery, administrative, employment, communications (internal and external) and similar materials shall terminate within one (1) year from the Separation Date. Notwithstanding the foregoing, if the use of the Licensed Medtronic Trademarks in such materials is incorporated in a legal entity name, then the termination date for such use shall be within one (1) year of the change of such legal entity name but not to exceed five (5) years from the Separation Date.
(d) Use of the Licensed Medtronic Trademarks in any website (intranet or extranet) content (other than images of product packaging and labels as permitted under Section 5.01(a)), social media content (except historical posts), and other digital content uses shall terminate within one (1) year from the Separation Date. Notwithstanding the foregoing, if the use of the Licensed Medtronic Trademarks in such materials is incorporated in a legal entity name, then the termination date for such use shall be within one (1) year of the change of such legal entity name but not to exceed five (5) years from the Separation Date.
(e) Active SplitCo websites with Domain Names containing Licensed Medtronic Trademarks (“Transitional Domain Names”) shall be reassigned to a new Domain Name which does not contain any Licensed Medtronic Trademarks (“New SplitCo Domain Name”) (i) within one (1) year after the Separation Date, or (ii) for Transitional Domain Names that correspond to a legal entity name, within one (1) year after the change of the associated legal entity name, but in no event longer than five (5) years. After transitioning, SplitCo shall be permitted to maintain such Transitional Domain Names solely to redirect to the corresponding New SplitCo Domain Name, but it shall terminate all such uses of the Transitional Domain Names within five (5) years after the Separation Date. If at such termination date, SplitCo continues to make such uses of the Transitional Domain Names, despite commercially reasonable efforts to terminate use (as certified in writing to Medtronic), this period for continued use solely for redirecting to the New SplitCo Domain Name shall be extended by an additional three (3) years.
(f) Use of the Licensed Medtronic Trademarks in interior and exterior facilities signage, manufacturing and supply chain machinery, and vehicles shall terminate within two (2) years from the Separation Date. Notwithstanding the foregoing, if the use of the Licensed Medtronic Trademarks in such materials is incorporated in a legal entity name, then the termination date for such use shall be within two (2) years of the change of such legal entity name but not to exceed five (5) years from the Separation Date.
To the extent SplitCo Licensees are not able to cease use of any of the Licensed Medtronic Trademarks within the Term for Sections 5.1(a) and (b) due solely to any requirement of applicable Law or any delay or other action of any Governmental Authority, which SplitCo can show with evidence sufficient for Medtronic to verify such delay, upon SplitCo’s request, Medtronic may grant, at its discretion, the SplitCo Licensees a reasonable extension of any such deadline not to exceed an additional six (6) months for each such request to accommodate such circumstances; provided that SplitCo continues to use all reasonable efforts to prosecute any applicable name changes with any relevant Government Authority.
Section 5.2.    Termination. Either Party may terminate this Agreement:
(a)    if the other Party materially breaches the terms of this Agreement (including the quality control provisions and the trademark use provisions) and such breach is not cured within one-hundred and twenty (120) days after notice thereof (except to the extent that such breach is not reasonably capable of being cured, in which case the license may be terminated immediately upon written notice to the other Party); or
(b)    if at any time and to the extent the license granted under this Agreement is no longer permitted under applicable Law.
Section 5.3.    Effect of Termination. Upon expiration or earlier termination of this Agreement, the licenses set forth herein shall terminate immediately, and Licensee and its Affiliates shall refrain immediately from all further use of the Licensed Trademarks, except for limited historical and archival purposes, and shall not distribute, sell or otherwise dispose of any product or service, or related materials or literature, bearing any Licensed Trademarks.
Section 5.4.    Survival. The Parties rights and obligations set forth in the following Articles and Sections shall survive the termination of this Agreement: Article 1 (Definitions), Section 3.1 (Acknowledgment), Article 4 (Disclaimer of Warranties; Limitation of Liability; Indemnification), and Article 6 (Miscellaneous).
ARTICLE 6
MISCELLANEOUS
Section 6.1.    Notices.   All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Medtronic:
Medtronic Group Holding, Inc.
Medtronic Operational Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432
Attention: Senior Vice President, Corporate Development
Senior Legal Director, Business Development
Email:

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
650 California Street
San Francisco, CA 94108
Attention: Benet J. O’Reilly
Email:
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Tel: (212) 225-2000
Attention: Kimberly R. Spoerri
Email:

If to SplitCo:	Kangaroo US HoldCo, Inc. 1800 Devonshire Street Northridge, CA Attention: Courtney Nelson Wills, General Counsel Email:

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
650 California Street
San Francisco, CA 94108
Attention: Benet J. O’Reilly
Email:
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Kimberly R. Spoerri
Email:

Section 6.2.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, transferred or delegated, in whole or in part by either Party, whether in a single transaction or in a series of transactions, without the express written consent of the other Party, and any purported assignment, transfer, license, sublicense or delegation in contravention of this Section 6.2 shall be null and void ab initio; provided, further, that upon the effective time of the SplitCo Merger, SplitCo Parent shall, automatically and without any action from any other Person (including the requirements described in the immediately foregoing proviso), succeed to all of SplitCo’s rights and obligations under this Agreement and shall expressly assume and agree to perform, discharge, and be bound by all of SplitCo’s obligations, covenants, and liabilities under this Agreement and all Ancillary Agreements to which the Initial SplitCo Party is a party as of the effective time of the SplitCo Merger. Subject to the preceding sentences of this Section 6.2, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.
Section 6.3.    Relationship of Parties. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Parties. No Party will have the power to control the activities and operations of the others and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No Party will have any power or authority to bind or commit the other Parties. No Party will hold itself out as having any authority or relationship in contravention of this Section 6.3.
Section 6.4.    Remedies.  Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

Section 6.5.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
(b)    Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.
(c)    EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 1.1(c).
Section 6.6.    Incorporation of Certain Sections of the Separation Agreement. Section 11.01 (Counterparts; Entire Agreement), Section 11.02 (Dispute Resolution), Section 11.04 (Third-Party Beneficiaries), Section 11.06 (Severability), Section 11.08 (Expenses), Section 11.09 (Headings), Section 11.12 (Specific Performance), Section 11.14 (Amendments; Waivers), and Section 11.16 (Interpretation) of the Separation Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEDTRONIC GROUP HOLDING, INC.

By:	/s/ Brian Sandstrom
Name: Brian Sandstrom
Title: Vice President and Secretary
[Signature Page to the Transitional Trademark Cross-License Agreement]

KANGAROO US HOLDCO 2, INC.

By:	/s/ Chris Eso
Name: Chris Eso
Title: President
[Signature Page to the Transitional Trademark Cross-License Agreement]

Exhibit A
Licensed Medtronic Trademarks
[Exhibit A]

Exhibit B
Licensed SplitCo Trademarks
[Exhibit B]